Exhibit 11.2

Independent Auditor’s Consent

We consent to the inclusion of our report dated April 28, 2023, with respect to the consolidated balance sheets of RealtyMogul Income REIT, LLC as of December 31, 2022 and 2021, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended, appearing in this Offering Circular on Form 1-A of RealtyMogul Income REIT, LLC. We also consent to the reference to our firm under the caption “Experts”.

/s/CohnReznick LLP

Atlanta, Georgia

May 12, 2023